Exhibit 4.3

Name:	[●]
Number of Shares of Stock subject to the Stock Option:	[●]
Exercise Price Per Share:	$[●]
Date of Grant:	[●]
Vesting Commencement Date:	[●]

zenas biopharma, INC.

Inducement Option Award Agreement

This agreement (this “Agreement”) evidences a stock option (the “Stock Option”) granted by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to an exception to shareholder approval providing for inducement grants under Rule 5635(c)(4) of the Nasdaq Listing Rules as an inducement material to the Participant’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Stock Option shall not be deemed to be granted under the Zenas Biopharma, Inc. 2024 Equity Incentive Plan (the “Plan”). Notwithstanding the foregoing, the Stock Option is subject in its entirety to the terms of Plan, the terms of which are hereby incorporated into this Agreement. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.            Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the Stock Option to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement, up to the number of shares of Stock set forth above (the “Shares”), with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an incentive stock option).

2.            Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” as used herein with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as follows: [INSERT VESTING SCHEDULE]

3.            Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of this Agreement and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or at such other place or by such other party as the Administrator may prescribe and must be accompanied by payment in full of the exercise price by cash or check, or through a broker-assisted exercise program acceptable to the Administrator. Subject to earlier termination as set forth herein or in the Plan (including Section 6(a)(iv) of the Plan), the latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant and, if not exercised on or prior to such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.

4.            Cessation of Employment. Except as (a) the Administrator may determine in its discretion or (b) expressly provided for in an employment agreement between the Participant and the Company that is in effect at the time of such termination, if the Participant’s Employment ceases for any reason, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the period, if any, described in Section 6(a)(iv) of the Plan.

5.            Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option and any amounts received in respect thereof, are subject to Section 6(a)(v) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company.

6.            Nontransferability. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(iii) of the Plan.

7.            Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be transferred pursuant to the exercise of this Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements reasonably satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and any Subsidiary to withhold such amounts from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant from any liability for satisfying his or her obligation under the preceding provisions of this Section.

8.            Section 280G. If any payment or benefit that the Participant may receive in respect of the Stock Option (the “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9.            No Guarantee of Continued Service. The Participant acknowledges and agrees that nothing in this Agreement constitutes an express or implied promise of continued employment or other engagement with the Company or any Subsidiary for any period of time or shall interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s relationship as an employee or other service provider at any time, with or without Cause.

10.           Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

ZENAS BIOPHARMA, INC.

By:
Name:
Title:

Agreed and Accepted:

By
[Participant’s Name]

Signature Page to Inducement Option Agreement